UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2024 (August 29, 2024)

Talis Biomedical Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40047	46-3122255
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1375 West Fulton Market Suite 700
Chicago, Illinois		60607
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 433-3000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TLIS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed in the periodic reports filed by Talis Biomedical Corporation (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”), the Company and certain of its current and former officers and directors (the “Co-Defendants”) and J.P. Morgan Securities LLC, BofA Securities, Inc., Piper Sandler & Co., and BTIG, LLC, underwriters of the Company’s February 2021 initial public offering (“IPO”), are defendants in an ongoing securities class action litigation in which the lead plaintiff and the class (collectively, the “Plaintiffs”) alleged that the Company’s registration statement and prospectus issued in connection with the Company’s IPO was false and misleading, and omitted to state material adverse facts, related to (i) instrument manufacturing, (ii) the reliability and accuracy of the Company’s Talis One COVID-19 test, and (iii) the comparator test used in the Company’s primary study in support of its EUA application for the Talis One COVID-19 Test System.

On August 29, 2024, the Plaintiffs, the Company and the Co-Defendants signed a Settlement Term Sheet to resolve the Class Action Litigation that includes a release of all claims against the Company and all of the Co-Defendants. Within 14 days of the execution of this Settlement Term Sheet, (i) the Company shall file a voluntary petition to commence proceedings under chapter 11 (the “Chapter 11 Case”) of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to implement Settlement, as described more fully below, or (ii) if the Company has not commenced the Chapter 11 Case within such time, the Plaintiff shall file a Stipulation of Settlement and motion for preliminary approval in the United States District Court for the Northern District of California (the “U.S. District Court”).

Under the terms of the Settlement Term Sheet, the Company will pay an aggregate of $32.5 million (the “Settlement”) to a settlement fund to settle all claims asserted in the Class Action Litigation, class counsel’s fees, and the costs of administering the settlement. The Settlement Term Sheet establishes procedures for the notification of claimants and the administration of the settlement. The settlement fund will be used to pay notice and administrative fees relating to the Class Action Litigation and to compensate those individuals who were class members during the applicable class period; no amount of the settlement fund will revert to the Company. The settlement fund will be managed by a neutral third-party claims administrator, which will be authorized to communicate with class members and make payments from the fund in accordance with the terms of the Settlement Term Sheet. The Company’s liability insurers have agreed to and are expected to directly fund approximately $5.0 million of the settlement fund. The Company will directly contribute approximately $27.5 million of the Company’s available cash to the settlement fund.

The foregoing description of the Settlement Term Sheet does not purport to be complete and is qualified in its entirety by reference to the full text of the Settlement Term Sheet and the exhibits thereto, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

There can be no assurance as to the ultimate outcome of the Class Action Litigation, including no assurance that the Settlement Term Sheet will be approved by the Bankruptcy Court or the U.S. District Court or that any revised settlement terms, if applicable, will be finalized by the parties and approved by the Bankruptcy Court or the U.S. District Court. The execution of the Settlement Term Sheet does not constitute an admission by the Company of any fault or liability and the Company does not admit fault or liability. If the settlement cannot be finalized by the parties or the Settlement Term Sheet is not approved by the Bankruptcy Court or the U.S. District Court, the Company will continue to defend the Class Action Litigation vigorously and believes there are meritorious defenses and legal standards that must be met for, among other things, success on the merits. If the parties are unable to finalize the settlement, an adverse outcome in the Class Action Litigation could have a material adverse effect on the Company’s financial condition as previously disclosed in the Company’s periodic reports as filed with the SEC.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Settlement Term Sheet dated August 29, 2024 entered into between Talis Biomedical Corporation, the Lead Plaintiff and the Class
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Talis Biomedical Corporation

Date:	September 3, 2024	By:	/s/ Robert J. Kelley
Robert J. Kelley Chief Executive Officer